                                                                    Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Titan Exploration, Inc.

     We consent to the use of our audit report dated March 6, 1998 on the consolidated financial statements of Titan Exploration, Inc. and subsidiaries as of and for the years ended December 31, 1997 and 1996 and for the period from March 31, 1995 (date of inception) through December 31, 1995, our audit report on the 1996 Acquisition for the years ended December 31, 1995, 1994 and 1993, our audit report on the 1995 Acquisition for the period ended December 11, 1995 and the years ended December 31, 1994 and 1993, and our report on the Pioneer Acquisition for the year ended December 31, 1996, each incorporated herein by reference in the Prospectus.


                                      KPMG PEAT MARWICK LLP


Midland, Texas
August 21, 1998